Exhibit 10.1

OMNIBUS AGREEMENT

OMNIBUS AGREEMENT, dated as of October 30, 2007 (this “Agreement”), by and among Loral Space & Communications Inc., a Delaware corporation (“Parent”), Loral Skynet Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Skynet”), Public Sector Pension Investment Board, a Canadian Crown corporation (“PSP”), Red Isle Private Investments Inc., a Canadian corporation and an Affiliate of PSP (“Red Isle”), and Telesat Holdings Inc. (formerly 4363205 Canada Inc.), a Canadian corporation (“Holdco”). Capitalized, undefined terms used herein shall have the respective meanings ascribed to them in the Asset Transfer Agreement (as hereinafter defined). Unless otherwise specified herein, all dollar amounts expressed in this Agreement as (i) “$” are to United States dollars and (ii) “C$” are to Canadian dollars.

R E C I T A L S:

WHEREAS, on December 16, 2006, Telesat Interco Inc. (formerly 4363213 Canada Inc.), a Canadian corporation and a wholly owned subsidiary of Holdco (“Acquisition Sub”), BCE Inc., a Canadian corporation (“BCE”), and Telesat Canada, a Canadian corporation (“Telesat”), entered into a Share Purchase Agreement (as amended from time to time, the “Share Purchase Agreement”), pursuant to which Acquisition Sub has agreed to purchase from BCE, and BCE has agreed to sell to Acquisition Sub, all of the outstanding shares of Telesat and certain “Safe Income Notes” upon the terms and subject to the conditions set forth in the Share Purchase Agreement;

WHEREAS, in connection with the Share Purchase Agreement, Parent has committed to acquire shares of Holdco simultaneously with the consummation of the transactions contemplated by the Share Purchase Agreement, the terms of which transaction are set forth in (i) an Alternative Subscription Agreement, dated as of August 7, 2007 (as amended from to time, the “Alternative Subscription Agreement”), by and among Parent, Skynet and Holdco and (ii) an Asset Transfer Agreement, dated as of August 7, 2007 (as amended from time to time, the “Asset Transfer Agreement”), by and among Skynet, Holdco and Parent;

WHEREAS, in connection with the Share Purchase Agreement, Red Isle has committed to acquire shares of Holdco simultaneously with the consummation of the transactions contemplated by the Share Purchase Agreement, the terms of which transaction are set forth in a Subscription Agreement, dated as of August 7, 2007 (as amended from time to time, the “PSP Subscription Agreement”), by and between PSP, Red Isle and Holdco;

WHEREAS, an Asset Purchase Agreement, dated as of August 7, 2007 (as amended from time to time, the “Asset Purchase Agreement”), has been entered into by and among Skynet, Skynet Satellite Corporation, a Delaware corporation (“Buyer”), and Parent;

WHEREAS, upon the consummation of the transactions contemplated by the Share Purchase Agreement, the Alternative Subscription Agreement, the PSP Subscription Agreement, the Asset Transfer Agreement, the Asset Purchase Agreement and an Ancillary Agreement, , dated as of August 7, 2007 (as amended from time to time, the “Ancillary Agreement”), by and among Skynet, Holdco, Parent, and 4363230 Canada Inc., a Canadian corporation and a wholly owned subsidiary of Holdco (collectively, including this Agreement and the agreements entered into by Holdco and its subsidiaries with respect to the Financing, the “Transaction Documents”),

(i) Parent is to own, directly or indirectly, shares of Holdco representing 64% of the economic equity interests and 33 1/3% of the voting equity interests of Holdco, and (ii) PSP is to own, directly or indirectly, shares of Holdco representing 36% of the economic equity interests and 66 2/3% of the non-director voting equity interests of Holdco;

WHEREAS, in connection with the transactions contemplated by the Transaction Documents, (i) Parent caused Skynet to enter into certain foreign currency exchange transactions, the terms and conditions of which transactions are set forth in the contracts listed on Schedule I attached hereto (such contracts, the “Skynet Hedge Agreements”) and (ii) PSP entered into certain foreign currency exchange transactions, the terms and conditions of which transactions are set forth in the contracts listed on Schedule II attached hereto (such contracts, the “PSP Hedge Agreements”);

WHEREAS, in connection with the Transaction Documents, (i) Skynet desires to transfer to Holdco, for subsequent transfer to Acquisition Sub, Skynet’s right, title and interest in, to and under the Skynet Hedge Agreements and (ii) PSP desires to pay to Holdco, for subsequent transfer to Acquisition Sub, an amount in cash equal to the economic value of the PSP Hedge Agreements;

WHEREAS, on October 23, 2007, Acquisition Sub entered into a foreign currency transaction to hedge $316,000,000 to Canadian dollars, which transaction is to be settled on October 31, 2007 (the “Interco Hedge”);

WHEREAS, the parties hereto anticipate that Acquisition Sub will settle the transactions contemplated by the Skynet Hedge Agreements and the Interco Hedge on the Closing Date and that PSP will settle the transactions contemplated by the PSP Hedge Agreements on or around December 27, 2007;

WHEREAS, Skynet has entered into the Basis Swap, which the parties now desire to include as part of the Transferred Property;

WHEREAS, Red Isle desires to pay a portion of the consideration payable by it under the PSP Subscription Agreement for Equity Shares (as defined in the PSP Subscription Agreement) in the form of Marketable Securities (as defined in the Asset Purchase Agreement) having an aggregate fair market value on the Closing Date equal to the “Purchase Price” of $25,472,000 under the Asset Purchase Agreement; and

WHEREAS, the parties desire to provide for certain amendments, modifications and/or clarifications of the provisions of the Asset Transfer Agreement so as to reflect the transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, and of the covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

SECTION 1. TRANSFER AND PAYMENT.

SECTION 1.1. Transfer by Skynet. On or before October 30, 2007, Skynet (on behalf of Parent) shall transfer, convey, assign and deliver unto Holdco, for subsequent transfer to Acquisition Sub, all of Skynet’s right, title and interest in, to and under the Skynet Hedge Agreements.

SECTION 1.2. Payment by PSP; Treatment.

(a) At the Closing, Red Isle shall pay to Holdco, for subsequent transfer to Acquisition Sub, C$55,163,172 (the “PSP Hedge Amount”) in cash, representing the economic value of the PSP Hedge Agreements.

(b) The payment by PSP of the PSP Hedge Amount as provided in Section 1.2(a) hereof shall be made in addition to the amounts otherwise due under the PSP Subscription Agreement and without regard to the “PSP Cap” under the Ancillary Agreement, and the PSP Hedge Amount shall not be taken into consideration for the purpose of (i) determining whether the PSP Cap is met or exceeded or (ii) calculating or determining the PSP Common Equity Amount or the Required Equity Contribution Amount (as defined in the Alternative Subscription Agreement).

SECTION 1.3. Consideration. In consideration for the transfer and payment (as applicable) set forth in Sections 1.1 and 1.2 hereof, Holdco shall (a) issue to Skynet, on the date of the transfer to Holdco of Skynet’s right, title and interest in, to and under the Skynet Hedge Agreements, non-voting participating preferred shares of Holdco in such number as shall equal the value of (i) the Skynet Hedge Agreements on such date, less (ii) the amount of any positive Tranche Differential with respect to any Tranche that is the subject of any such Skynet Hedge Agreement, at an issue price of C$10.00 per share, and (b) issue to PSP, at the Closing (upon payment to Holdco of the PSP Hedge Amount), such number of voting participating preferred shares and common shares of Holdco as shall equal the number of shares issued to Skynet under this Section 1.3, divided by 64 and multiplied by 36. For greater certainty, as a result of the issuances of shares of Holdco under this Agreement and under the Transaction Documents: (A) Parent will own, directly or indirectly, shares of Holdco representing 64% of the economic equity interests and 33 1/3% of the voting equity interests of Holdco; and (B) PSP will own, directly or indirectly, shares of Holdco representing 36% of the economic equity interests and 66 2/3% of the non-director voting equity interests of Holdco.

SECTION 2. SUBSCRIPTION CONSIDERATION.

SECTION 2.1. Subscription Consideration; Transaction Expenses. On the Closing Date, Red Isle shall pay a portion of the consideration payable by it for Equity Shares pursuant to the PSP Subscription Agreement in the form of Marketable Securities having an aggregate fair market value on the Closing Date equal to the “Purchase Price” of $25,472,000 under the Asset Purchase Agreement, it being understood that such Purchase Price amount denominated in United States dollars shall be translated into Canadian dollars for the purposes of the PSP Subscription Agreement at the exchange rate at which PSP or Red Isle, as the case may be, converts Canadian dollars into United States dollars in order to purchase such Marketable Securities. For the avoidance of doubt, any costs or expenses that either PSP or Red Isle incurs in connection with the acquisition or transfer of such Marketable Securities are Transaction Expenses (as defined in the Ancillary Agreement) with respect to which PSP or Red Isle, as the case may be, shall be entitled to reimbursement pursuant to the Ancillary Agreement.

SECTION 3. BASIS SWAP; AMENDMENT, MODIFICATION AND CLARIFICATION OF ASSET TRANSFER AGREEMENT.

SECTION 3.1. Basis Swap. On or before October [29], 2007, Skynet (on behalf of Parent) shall transfer, convey, assign and deliver unto Holdco, for subsequent transfer to Acquisition Sub, all of Skynet’s right, title and interest in, to and under the Basis Swap (which transfer shall be deemed to satisfy Parent’s obligations under Section 3.6(b) of the Ancillary Agreement). Notwithstanding anything to the contrary contained in any Transaction Document, including, without limitation, the Asset Transfer Agreement, the parties agree that: (a) the Basis Swap shall form part of the “Transferred Property” under the Asset Transfer Agreement for which the consideration therefor is being paid under Article II thereof; and (b) “Interim Taxes” under the Asset Transfer Agreement shall include any and all Taxes payable by Skynet or any of its Affiliates in respect of taxable income realized thereby in connection with such transfer of the Basis Swap as part of the Transferred Property (“Basis Swap Taxes”), provided that, for the purposes of Section 2.6 of the Asset Transfer Agreement, the portion of the Interim Taxes that constitutes Basis Swap Taxes shall be expressed in Canadian dollars at the Closing Date Exchange Rate.

SECTION 3.2. Section 1.1; Definition of Basis Swap. Section 1.1 of the Asset Transfer Agreement is hereby amended by deleting the definition of “Basis Swap” contained therein in its entirety and inserting the following in lieu thereof:

“‘Basis Swap” means that certain letter agreement, dated December 27, 2006, between Morgan Stanley Capital Services Inc. and Skynet relating to $1,054,000,000 in respect of the term loan B under the Financing;”

SECTION 3.3. Sections 2.6(h) and 2.6(i) of the Asset Transfer Agreement. Sections 2.6(h) and 2.6(i) of the Asset Transfer Agreement are hereby amended by deleting them in their entirety and inserting the following in lieu thereof:

“(h) “Tranche Differential” means for each Tranche, the share of such Tranche that is hedged by Parent, multiplied by the Tranche Differential Rate.

(i) “Tranche Differential Rate” means, (a) in respect of the Note Tranche, the difference between the exchange rate obtained by Parent and the exchange rate obtained by PSP and (b) in respect of the Remaining Term Loan B Tranche, the difference between the exchange rate obtained by Parent and the exchange rate at which Canadian dollars are purchased with respect to the remaining $282,566,500 of the Remaining Term Loan B Tranche at the Telesat Closing (which purchase may be made pursuant to a hedge contract entered into by Holdco or one of its subsidiaries). The Tranche Differential Rate will be (i) positive, if the exchange rate obtained by Parent in respect of the applicable Tranche is greater than the PSP exchange rate (in the case of the Note Tranche) or the actual exchange rate (in the case of the Remaining Term Loan B Tranche), (ii) negative, if the exchange rate obtained by Parent in respect of the applicable Tranche is less than the PSP exchange rate (in the case of the Note Tranche) or the actual exchange rate (in the case of the Remaining Term Loan B Tranche), or (iii) zero, if the exchange rate obtained by Parent in respect of the applicable Tranche is the same as the PSP exchange rate (in the case of the Note Tranche) or the actual exchange rate (in the case of the Remaining Term Loan B Tranche).”

SECTION 3.4. Section 4.20 of the Asset Transfer Agreement. Section 4.20 of the Asset Transfer Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“4.20 Currency Hedging.

(a) For the purposes of calculating the Total Hedging Differential, the parties acknowledge and agree that Parent and PSP have entered into the following hedge transactions:

(i) Parent and PSP have hedged $594,000,000 and $316,000,000, respectively, of the $910,000,000 of unsecured debt tranche under the Financing (the “Note Tranche”); and

(ii) Parent has hedged $103,433,500 of the $386,000,000 of original term loan B-1 under the Financing that is not hedged by the Basis Swap (the “Remaining Term Loan B Tranche”).

(b) Each of the Note Tranche and the Remaining Term Loan Tranche is a Tranche for purposes of calculating the Total Hedging Differential pursuant to Section 2.6 hereof. For purposes of this Section 4.20, hedges procured by an Affiliate of Parent shall be deemed to be hedges procured by Parent.”

SECTION 3.5. Exhibit D to Asset Transfer Agreement. Exhibit D to the Asset Transfer Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof Exhibit A to this Agreement.

SECTION 4. MISCELLANEOUS.

SECTION 4.1. Successors and Assigns. No party may transfer or assign any of its rights or obligations hereunder without the express written consent of the other party hereto, and any such attempted transfer or assignment in violation of this Section 4.1 shall be null and void ab initio; provided, however, that a party hereto may, without the prior written consent of any other party hereto, (a) assign (in whole or in part) this Agreement and all of its rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefor) for collateral security purposes, and (b) assign (in whole or in part) this Agreement and its rights and obligations hereunder to any of its Subsidiaries; provided, further, that, notwithstanding any such assignment described in the immediately preceding clauses (a) and (b), the assigning party shall remain liable to perform all of its obligations hereunder.

SECTION 4.2. Governing Law and Waiver of Jury Trial. This Agreement, and all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including (a) its negotiation, execution, and validity, and (b) any claim or cause of action, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law rules and principles thereof; provided that, to the extent that the provisions of this Agreement amend the terms of the PSP Subscription Agreement, such provisions of this Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Ontario, Canada. Any suit, action or proceeding against any party or any of its assets arising out of or relating to this Agreement shall be brought in the federal or state courts located in New York, New York, and each party hereby irrevocably and unconditionally attorns and submits to the exclusive jurisdiction of such courts over the subject matter of any such suit, action or proceeding. Each party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party irrevocably consents to process being served by any party to this Agreement in any legal proceeding by delivery of a copy thereof in accordance with the provisions of Section 4.4 hereof.

SECTION 4.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 4.4. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand, courier (with a copy sent by facsimile), by facsimile or other means of electronic communication (with a copy sent by courier) or by delivery as hereafter provided. Any such notice or other communication, if sent by courier or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the confirmation of receipt, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notice of change of address shall also be governed by this Section 4.4. Notices and other communications shall be addressed as follows or to such other address as the parties shall notify each other in writing from time to time:

(a) If to Parent, Skynet or Holdco, as provided in the Asset Transfer Agreement; and

(b) If to PSP, as provided in the Ancillary Agreement.

SECTION 4.5. Amendments; Waivers. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of such parties. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by the parties hereto. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 4.6. Entire Agreement. Except as agreed to in writing on or after the date hereof, this Agreement and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties (both written and oral), among the parties with respect to the subject matter hereof.

SECTION 4.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that, from the date hereof through the date of the Telesat Closing, PSP shall have the right to take any action on behalf of Holdco, and to exercise all remedies and rights on behalf of and for the benefit of Holdco, under this Agreement, and shall be entitled to full indemnity from Holdco in respect of, and Holdco shall pay to PSP an amount equal to, any Losses incurred by PSP in doing so (including any costs and expenses incurred by PSP incident to exercising any such remedies or rights) unless PSP shall have acted in bad faith or shall have been grossly negligent, provided, further, that nothing contained in this Section 4.7 shall be deemed to create any liability on PSP’s part to any of the other parties hereto in connection with, and no such other party hereto shall have any recourse against PSP for, any action so taken, or any exercise of such remedies or rights made, by PSP on behalf of or for the benefit of Holdco prior to the Telesat Closing pursuant to this Section 4.7.

SECTION 4.8. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 4.9. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

SECTION 4.10. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Omnibus Agreement as of the date first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz
	Name:	Avi Katz
	Title:	Vice President and Secretary

LORAL SKYNET CORPORATION

By:	/s/ Avi Katz
	Name:	Avi Katz
	Title:	Vice President and Secretary

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:	/s/ Derek Murphy
	Name:	Derek Murphy
	Title:	First Vice President, Private Equity

By:	/s/ John Valentini
	Name:	John Valentini
	Title:	First Vice President and CFO

[Omnibus Agreement]

TELESAT HOLDINGS INC.
(formerly 4363205 Canada Inc.)

By:	/s/ Avi Katz
	Name:	Avi Katz
	Title:	Vice President and Secretary

By:	/s/ James Pittman
	Name:	James Pittman
	Title:	Vice President

RED ISLE PRIVATE INVESTMENTS INC.

By:	/s/ Derek Murphy
	Name:	Derek Murphy
	Title:	Vice Chairman

By:	/s/ James Pittman
	Name:	James Pittman
	Title:	Vice President